UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2009

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 13, 2009, the Compensation Committee of the Board of Directors of Synta Pharmaceuticals Corp. (“Synta”) approved an employee retention program.  The employee retention program includes a cash pool of $1,250,000, from which payments will be allocated to certain employees and executive officers (the “Retention Payments”).  The Retention Payments will be paid as follows: 50% on October 13, 2009 and the remaining 50% on April 13, 2010, provided that on each such date, the recipient is employed by Synta or any successor company through a merger or sale of all or substantially all of Synta’s assets.  In addition, if a recipient is terminated without “cause,” as such term is defined in Synta’s Amended and Restated 2006 Stock Plan (the “2006 Stock Plan”), prior to April 13, 2010, the recipient will be entitled to receive any portion of the Retention Payment that he or she has not yet received.

The employee retention program also included an award of stock options to all employees, including Synta’s executive officers.  These options were granted under the 2006 Stock Plan, vest as to 50% of the shares on January 13, 2010, and as to the remaining 50% of the shares on the October 13, 2010, and have an exercise price of $2.49 per share, which was the closing price of Synta’s common stock on April 13, 2009.

The following Retention Payments and stock options were awarded to Synta’s named executive officers under the employee retention program:

Name	Total Retention Payment (1)		Stock Option (#)
Safi R. Bahcall, Ph.D.
President and Chief Executive Officer	$—	(2)	146,300

Keith S. Ehrlich, C.P.A.
Vice President, Finance and Administration, Chief Financial Officer	$49,000		30,870

James G. Barsoum, Ph.D.
Senior Vice President, Research	$—	(2)	42,900

Eric W. Jacobson, M.D.
Senior Vice President, Clinical Research and Regulatory Affairs, Chief Medical Officer	$60,400		47,112

Keizo Koya, Ph.D.
Senior Vice President, Drug Development	$—	(2)	44,616

(1)	To be paid as to 50% on October 13, 2009 and the remaining 50% on April 13, 2010, provided that on each such date, the executive is employed by Synta or any successor company.
(2)	The executive voluntarily elected not to participate in the cash portion of the retention program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: April 17, 2009	/s/ Safi R. Bahcall
Safi R. Bahcall
President and Chief Executive Officer